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                                                                    EXHIBIT 10.6


                     PIPELINES AND TERMINALS USAGE AGREEMENT

         This Pipelines and Terminals Usage Agreement ("Agreement") is dated as of this _________ _____, 2001, by and among Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), Shamrock Logistics Operations, L.P., a Delaware limited partnership (the "Operating Partnership"), Shamrock Logistics, L.P., a Delaware limited partnership ("Shamrock Logistics"), Riverwalk Logistics, L.P., a Delaware limited partnership (the "General Partner"), and Shamrock Logistics GP, LLC, a Delaware limited liability company ("Shamrock LLC").


                                    RECITALS:

         WHEREAS, pursuant to the terms and conditions of those certain Conveyance, Assignment and Bill of Sale Agreements dated effective as of July 1, 2000, by and among the Operating Partnership and certain subsidiaries of UDS, certain crude oil pipeline and storage assets and refined product pipeline and terminalling assets were contributed by those subsidiaries to the Operating Partnership in exchange for limited partner interests therein (collectively, the "Contributions"); and

         WHEREAS, by virtue of mergers (collectively, the "Mergers") of certain subsidiaries of UDS with and into the Operating Partnership effective July 1, 2000, certain additional crude oil pipeline and storage assets and refined product pipeline and terminalling assets and certain ownership interests in Skelly-Belvieu Pipeline Company, L.L.C., a Delaware limited liability company ("Skelly-Belvieu"), were transferred to the Operating Partnership; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, all of the limited partner interests in the Operating Partnership held by subsidiaries of UDS are being contributed to Shamrock Logistics in exchange for limited partner interests in Shamrock Logistics; and

         WHEREAS, as of July 1, 2000 and the date hereof, by virtue of its indirect ownership interests in the General Partner, the Operating Partnership or Shamrock Logistics, as applicable, UDS had and has an economic interest in the financial and commercial success of the Operating Partnership; and

         WHEREAS, the Operating Partnership is substantially dependent upon UDS for the volumes of Crude Oil and refined products transported through the Operating Partnership's pipelines and the volumes of refined products handled at the Operating Partnership's terminals such that a significant reduction in UDS' use of the Operating Partnership's assets would likely result in a correspondingly significant reduction in the financial and commercial success of the Operating Partnership; and

         WHEREAS, in connection with the Contributions and the Mergers, UDS desires to enter into this Agreement;


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         NOW, THEREFORE, in consideration of the covenants and obligations contained herein and in the agreements relating to the Contributions and the Mergers, the parties to this Agreement hereby agree as follows:

         SECTION 1. DEFINITIONS. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

         "Applicable Law" shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

         "Arbitrable Dispute" shall mean any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question between any of the Partnership Parties, on the one hand, and UDS, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between any of the Partnership Parties, on the one hand, and UDS, on the other hand, created by this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

         "Claim" shall mean any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

         "Controlled Affiliates" shall mean an entity that directly or indirectly through one or more intermediaries is controlled by UDS, excluding the Partnership Parties and Subsidiaries. For the purposes of this definition, "control" (including with correlative meaning, the term "controlled by"), as used with respect to any such entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise.

         "CRUDE OIL" SHALL MEAN CRUDE OIL AND GAS OIL USED BY UDS AS REFINERY FEEDSTOCKS.

         "Crude Oil Pipelines" shall mean (a) the pipelines described on Exhibit A attached hereto and (b) any other pipeline that transports Crude Oil in which the Operating Partnership or any of


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its Subsidiaries acquires, after the date hereof, an ownership interest or the right to use all or a portion of its capacity.

         "Governmental Authority" shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

         "Partnership Parties" shall mean the Operating Partnership, Shamrock Logistics, the General Partner and Shamrock LLC.

         "Prime Rate" shall mean the prime rate per annum established by The Chase Manhattan Bank, or if The Chase Manhattan Bank no longer establishes a prime rate for any reason, the prime rate per annum established by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

         "Refined Products" shall mean gasoline, distillates, natural gas liquids, blend stocks and petrochemical feedstocks.

         "Refined Product Pipelines" shall mean (a) the pipelines described on Exhibit B attached hereto and (b) any other pipeline that transports Refined Products in which the Operating Partnership or any of its Subsidiaries acquires, after the date hereof, an ownership interest or the right to use all or a portion of its capacity.

         "Refined Product Terminals" shall mean (a) the terminals described on Exhibit C attached hereto and (b) any other terminal for the handling of Refined Products in which the Operating Partnership or any of its Subsidiaries acquires, after the date hereof, an ownership interest or the right to use all or a portion of its capacity.

         "Refineries" shall mean the following three refineries owned by UDS or Controlled Affiliates: the Three Rivers refinery located near Three Rivers, Texas, the McKee refinery located near Dumas, Texas and the Ardmore refinery located near Ardmore, Oklahoma.

         "Subsidiary" shall mean any entity in which the Operating Partnership, directly or indirectly through one or more intermediaries, has an ownership interest.

         SECTION 2. AGREEMENT TO USE PIPELINES AND TERMINALS

         During the term of this Agreement and subject to the terms and conditions of this Agreement, UDS agrees as follows:



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         (a) Crude Oil Pipelines. Subject to Section 3, UDS will, and will cause its Controlled Affiliates to, transport in the Crude Oil Pipelines an aggregate of not less than 75%, calculated on an average basis over each full fiscal year during the term of this Agreement (commencing on January 1 and ending on December 31 of each such year), of all of the Crude Oil transported to the Refineries, whether by pipeline, truck or other means.

         (b) Refined Product Pipelines. Subject to Section 3, UDS will, and will cause its Controlled Affiliates to, transport in the Refined Product Pipelines an aggregate of not less than 75%, calculated on an average basis over each full fiscal year during the term of this Agreement (commencing on January 1 and ending on December 31 of each such year), of all of the Refined Products transported from the Refineries, whether transported from the Refineries by pipeline, truck or other means.

         (c) Terminalling Assets. Subject to Section 3, UDS will, and will cause its Controlled Affiliates to, utilize the Refined Product Terminals for terminalling services for not less than 50%, calculated on an average basis over each full fiscal year during the term of this Agreement (commencing on January 1 and ending on December 31 of each such year), of all of the Refined Products transported from the Refineries, whether transported from the Refinery by pipeline, truck or other means.

         For purposes of each of paragraph (a), (b) and (c) of this section 2, for the initial year of the Agreement and for the year in which this Agreement terminates, the respective percentage levels shall be calculated for the respective effective periods of the Agreement in such years pro rata on an annualized basis.

         (d) Jointly Owned Assets. In any instance in which the Operating Partnership or a Subsidiary owns an interest in a pipeline or terminal jointly with other parties, the terms "Crude Oil Pipelines," "Refined Product Pipelines" and "Refined Product Terminals" when used in reference to such pipeline or terminal, as applicable, shall mean only the ownership interest therein held by the Operating Partnership or the Subsidiary. In any such instance, volumes transported or terminalled for UDS and its Controlled Affiliates by or for the account of other owners of the pipeline or terminal shall not be considered as volumes transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, for purposes of determining whether UDS's obligations have been met under this Agreement.

         (e) Jointly Owned Subsidiaries. In any instance in which a Subsidiary that is not, directly or indirectly through one or more intermediaries, a wholly-owned Subsidiary of the Operating Partnership owns a pipeline or terminal, the volumes deemed transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, by such Subsidiary shall be equal to the total volume transported on such pipeline or terminalled through such terminal multiplied by the direct or indirect ownership interest, on a percentage basis, of the Operating Partnership in such Subsidiary.



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         (f) Transport Through Multiple Pipelines or Handling at Multiple
Terminals. No barrel of Crude Oil that has already been transported in one Crude Oil Pipeline and that has been counted as a barrel transported in the Crude Oil Pipelines for purposes of Section 2(a) shall be counted again as a barrel transported for purposes of Section 2(a), notwithstanding that it is transported on one or more additional Crude Oil Pipelines. No barrel of Refined Products that has already been transported in one Refined Product Pipeline and that has been counted as a barrel transported in the Refined Product Pipelines for purposes of Section 2(b) shall be counted again as a barrel transported for purposes of Section 2(b), notwithstanding that it is transported on one or more additional Refined Product Pipelines.

         SECTION 3. EXCEPTIONS TO UDS' OBLIGATIONS

         (a) Crude Oil Pipeline Market Conditions. If market conditions with respect to the transportation of Crude Oil to a Refinery change in a material manner after the date hereof such that it would have a material adverse effect on UDS if UDS were to continue to transport in the Crude Oil Pipelines an aggregate of not less than 75% of the Crude Oil transported to the Refineries pursuant to Section 2(a), [after taking into consideration the ability of UDS, if commercially practicable, to increase volumes of Crude Oil transported in Crude Oil Pipelines not affected by the change in market conditions], UDS shall be relieved of its obligations under Section 2(a) from the inception of the change in market conditions and during the continuance thereof only to the extent the decrease below 75% results from the change in market conditions and cannot be mitigated by UDS, if commercially practicable, by increasing volumes of Crude Oil transported in Crude Oil Pipelines not affected by the change in market conditions; provided, that upon partial or full reversal of the change in market conditions, the obligations of UDS under Section 2(a) shall resume partially or in full, respectively.

         (b) Refined Product Pipeline Market Conditions. If market conditions with respect to the transportation of Refined Products from a Refinery to any of the markets to which UDS or any of its Controlled Affiliates directly or indirectly market Refined Products change in a material manner after the date hereof, or if market conditions in any of such markets change in a material manner after the date hereof, in each case such that it would have a material adverse effect on UDS if UDS were to continue to transport in the refined Product Pipelines an aggregate of not less than 75% of the Refined Products produced by the Refineries pursuant to Section 2(b), [after taking into consideration the ability of UDS, if commercially practicable, to increase volumes of Refined Products transported in Refined Product Pipelines not affected by the change in market conditions], UDS shall be relieved of its obligations under Section 2(b) from the inception of the change in market conditions and during the continuance thereof only to the extent the decrease below 75% results from the change in market conditions and cannot be mitigated by UDS, if commercially practicable, by increasing volumes of Refined Products



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transported in Refined Product Pipelines not affected by the change in market conditions; provided, that upon partial or full reversal of the change in market conditions, the obligations of UDS under Section 2(b) shall resume partially or in full, respectively.

         (c) Failure of Operating Partnership to Provide Services. UDS shall not be deemed to have failed to satisfy its obligations under Section 2(a), (b) or
(c), as applicable, if UDS and its Controlled Affiliates are unable to ship or terminal the required volumes because of the inability of the Operating Partnership to transport volumes of Crude Oil made available for shipment by UDS and its Controlled Affiliates or to transport or terminal volumes of Refined Products made available for shipment or terminalling by UDS and its Controlled Affiliates, whether because of operational difficulties with the Crude Oil Pipelines, Refined Products Pipelines or Refined Product Terminals or otherwise.

         SECTION 4. AGREEMENT TO REMAIN SHIPPER

         Subject to the availability of adequate supplies of crude oil at commercially reasonable prices, UDS agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of purchasing Crude Oil for their own account at Crude Oil receipt points consistent with their past practices and to continue acting in the capacity of the shipper of Crude Oil on the Crude Oil Pipelines. Subject to the availability of adequate supplies of Refined Products at commercially reasonable prices, UDS agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of acting in the capacity of the shipper of Refined Products for their own account to delivery points consistent with their past practices and to continue acting in the capacity of the shipper of Refined Products on the Refined Product Pipelines.

         SECTION 5. AGREEMENT NOT TO CHALLENGE TARIFF RATES OR TERMINAL CHARGES

         UDS agrees not to challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other person that it challenge, in any forum, interstate or intrastate tariff rates (including joint tariffs) for transportation of Crude Oil or Refined Products of the Operating Partnership and its Subsidiaries. UDS agrees neither to protest or to file a complaint, nor to cause its Controlled Affiliates to protest or to file a complaint, regulatory filings of the Operating Partnership and its Subsidiaries to change interstate or intrastate tariff rates (including joint tariffs) for transportation of Crude Oil or Refined Products. UDS agrees not to seek, nor to cause its Controlled Affiliates to seek, nor to encourage or recommend to any other person that it seek regulatory review of, or regulatory jurisdiction over, the contractual rates charged by the Operating Partnership and its Subsidiaries for terminalling services or to challenge, in any forum, such rates or changes to such rates.

         SECTION 6. EFFECTIVENESS AND TERM

         This Agreement shall be effective as of _______________, 2001. The Agreement shall



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extend for a term of seven years from such date and shall terminate at 12:01
a.m. San Antonio, Texas, time on the seventh anniversary of such date, unless extended by written mutual agreement of the parties hereto.

         SECTION 7. NOTICES

         All notices, requests, demands, and other communications pertaining to this Agreement shall be delivered personally, or by registered or certified mail (postage prepaid and return receipt requested), or by express carrier or delivery service, or by telecopy, to the parties hereto at the addresses below (or at such other addresses as shall be specified by notice under this Section
6):

         (i)      if to UDS:

                  Ultramar Diamond Shamrock Corporation
                  6000 North Loop 1604 West
                  San Antonio, Texas 78249
                  Attn: President
                  Telecopy:

         (ii) if to the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC:

                  Shamrock Logistics, L.P.
                  6000 North Loop 1604 West
                  San Antonio, Texas 78249
                  Attn: President
                  Telecopy:

         SECTION 8. SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of, and shall be binding upon, UDS, the Operating Partnership, Shamrock Logistics, the General Partner and Shamrock LLC and their respective successors and permitted assigns. Successors shall include any corporation (limited liability or otherwise), any partnership (limited or otherwise), or any person which succeeds to a controlling interest in, or all of the economic interest of, UDS, the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC, as applicable. The parties hereto agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other parties, the obligations under this Agreement.

         SECTION 9. ANNUAL CERTIFICATION.

         (a) Within 45 days of the end of each fiscal year, the chief financial officer of UDS shall deliver a certificate (the "Compliance Certificate") to the Operating Partnership, certifying



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that, based upon due inquiry, the obligations of UDS under Sections 2(a), 2(b)
and 2(c) of this Agreement for such fiscal year, have been satisfied and setting forth calculations and other information evidencing compliance with each such provision, and, if any exception provided for pursuant to Section 3 of this Agreement is being relied upon, (i) specifying which provision of Section 3 is applicable, (ii) specifying in reasonable detail the basis for reliance on such provision, (iii) specifying in reasonable detail the volume of Crude Oil or Refined Products, as applicable, by which the applicable Section 2 obligation should be reduced by reason of the applicable provision of Section 3, and (iv) specifying in reasonable detail the basis for such volume reduction calculation. Each Compliance Certificate will, in addition, be accompanied by an information package containing such additional information as the parties may mutually agree before the delivery thereof.

         (b) During the 30-day period following expiration of the 45-day period referred to in Section 9(a), the Operating Partnership and its independent public accountants will be permitted to review the accounting records of UDS and any applicable Controlled Affiliates, any working papers of independent public accountants of UDS and its Controlled Affiliates prepared in connection with the Compliance Certificate and such additional information as the Operating Partnership or its independent public accountants shall reasonably request for the purpose of determining whether UDS has satisfied its obligations under each of Sections 2(a), 2(b) and 2(c) of this Agreement. In this connection, UDS and the Operating Partnership and their respective independent public accountants shall, and UDS shall cause its Controlled Affiliates to, cooperate with each other.

         (c) If, in connection with the period of review and consultation provided for in Section 9(b), the Operating Partnership has reason to believe that UDS has not fulfilled its obligations under any of Sections 2(a), 2(b) or 2(c), then within 30 days following the expiration of the period provided in
Section 9(a), the Operating Partnership may give UDS a written notice of its disagreement (a "Notice of Disagreement"). If such Notice of Disagreement is not timely given by the Operating Partnership, UDS will not have any liability under this Section 9. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted (including by specifying which provision of Section 2 has not been satisfied), (ii) specify in reasonable detail the basis for the Operating Partnership's belief that UDS has failed to fulfill its obligations under the applicable provision of Section 2, (iii) specify the approximate dollar amount which the Operating Partnership believes would have been paid by UDS and its Controlled Affiliates to the Operating Partnership if it had complied with the applicable provision(s) of Section 2 (the "Shortfall Payment") and (iv) specify in reasonable detail, in a manner consistent with Section 9(e), the basis for such calculation. If a Notice of Disagreement is received by UDS in a timely manner, then the determination of whether UDS has fulfilled its obligations under Sections 2(a), 2(b) and 2(c) and, if it has not, the amount of the Shortfall Payment, shall become final and binding upon all parties hereto on either (i) the date the chief financial officers of UDS and the General Partnership (on behalf of the Operating Partnership) resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to
Section 9(d), as applicable.



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         (d) If a Notice of Disagreement is delivered, within 15 days thereafter, the chief financial officers of UDS and the General Partnership (on behalf of the Operating Partnership) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences which they may have with respect to matters specified in the Notice of Disagreement. During the 30-day period following delivery of the Notice of Delivery, UDS and its independent public accountants shall have access to the working papers of the Operating Partnership relating to the Notice of Disagreement and the working papers of the Operating Partnership's independent public accountants prepared in connection with the Notice of Disagreement. If such differences are not resolved within 30 days following delivery of the Notice of Delivery, UDS and the Operating Partnership shall, within 45 days following the delivery of the Notice of Delivery, submit to a dispute resolution group of an independent public accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief. The scope of the Accounting Firm's review shall include (i) determining whether the Compliance Certificate that is the subject of the Notice of Disagreement has been prepared in accordance with Section 9(a), (ii) determining whether UDS fulfilled it obligations under Sections 2(a), 2(b) and 2(c), (iii) if a determination is made that UDS has not so fulfilled its obligations, determining, in a manner consistent with Section 9(e), the amount of the Shortfall Payment and (iv) allocating the responsibility for paying the fees and expenses of such Accounting Firm; provided that, except as provided in the preceding clause (iv), such review shall be limited to only those matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by UDS and the Operating Partnership in writing. The Accounting Firm's decision shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 9(d). The parties agree to use commercially reasonably best efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. The parties agree that judgment may be entered upon the determination of the Accounting Firm in the Court of _______________ of Bexar County, Texas and the United States District Court for the __________ District of Texas. The fees and expenses of the Accounting Firm shall be borne by UDS and the Operating Partnership in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Any fees and disbursements of independent public accountants of UDS or the Operating Partnership incurred in connection with their preparation or review of the Compliance Certificate or the Notice of Disagreement shall be borne by the party retaining such independent public accountants.

         (e) For purposes of this Section 9, the amount of any Shortfall Payment for a Fiscal year shall be based on the aggregate dollar amount of tariffs or terminalling fees, as applicable,



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
that would have been paid by UDS and its Controlled Affiliates to the Operating Partnership if UDS and its Controlled Affiliates had transported or terminalled, as applicable, during such Fiscal year, such aggregate number of barrels of Crude Oil or Refined Products, as applicable, in the Crude Oil Pipelines, Refined Product Pipelines or Refined Product Terminals, as applicable, as UDS and its Controlled Affiliates did on average during the twelve months prior to such Fiscal year, excluding any period as to which an exception under Section 3 to the obligations of UDS is, or is asserted to be, applicable; provided, however, that UDS shall not be obligated to pay any amount with respect to throughput that would have been in excess of the minimum usage obligations set forth in Sections 2(a), 2(b) or 2(c), as applicable.

         (f) If it is finally determined pursuant to this Section 9 that UDS is required to make a Shortfall Payment, UDS shall promptly make the Shortfall Payment to the Operating Partnership in immediately available funds, plus interest on the Shortfall Payment at the Prime Rate from the first day on or after the midpoint of the calendar quarter to which the Notice of Disagreement relates to the date of payment.

         SECTION 10. MISCELLANEOUS

         (a) UDS Intention as to Refineries. UDS represents to the Partnership Parties that, as of the date of this Agreement, it does not intend to close any of the Refineries or to cause any changes that would have a material adverse effect on the operation of any of the Refineries.

         (b) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto and, in the case of any amendment or modification adverse to the Operating Partnership, approved by the Conflicts Committee of Shamrock Logistics. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Operating Partnership, approved by the Conflicts Committee of Shamrock Logistics. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

         (c) Permitted Assignments. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of UDS (in the case of any assignment by the Operating Partnership, Shamrock Logistics, the General Partner or Shamrock LLC) or the Operating Partnership (in the case of any assignment by UDS); provided, however, that the Operating Partnership may make such an assignment to an affiliate of the Operating Partnership. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. Any assignment agreed to by UDS or the Operating Partnership as applicable, shall not relieve the assignor of its obligations under this Agreement.

         (d) Severability. If any provision of this Agreement shall be held invalid or



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unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

         (e) No Inconsistent Actions. No party hereto shall undertake any course of action inconsistent with the provisions of this Agreement. Without limiting the foregoing sentence, no party hereto shall enter into, modify, amend, or waive any contract right or obligation if such action would conflict with or impair the rights and protections granted to any other party under this Agreement.

         (f) Arbitration Provision. Except as provided in Section 9, any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party ("Claimant") serving written notice on the other party ("Respondent") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent's account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of UDS, the Operating Partnership or any of their affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in San Antonio, Texas and commence within 30 days after the selection of the third arbitrator. UDS, the Operating Partnership and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

                  IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                                       ULTRAMAR DIAMOND SHAMROCK
                                       CORPORATION



                                       By:
                                          --------------------------------------
                                          Name: William R. Klesse
                                          Title: Executive Vice President


                                       SHAMROCK LOGISTICS OPERATIONS, L.P.



                                       By:
                                          --------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Operating
                                                 Officer



                                       SHAMROCK LOGISTICS, L.P.



                                       By:
                                          --------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Operating
                                                 Officer


                                       RIVERWALK LOGISTICS, L.P.



                                       By:
                                          --------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Operating
                                                 Officer

                                       SHAMROCK LOGISTICS GP, LLC


                                       By:
                                          --------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Operating
                                                 Officer

                                                                       EXHIBIT A


                               CRUDE OIL PIPELINES


                                                                                  OWNERSHIP INTEREST
                                                                                      OF OPERATING           THROUGHPUT
                                                                    LENGTH        PARTNERSHIP AND ITS         CAPACITY
ORIGIN AND DESTINATION                                            (MILES)(1)          SUBSIDIARIES          (BARRELS/DAY)
----------------------                                            ----------      -------------------       -------------
Cheyenne Wells, CO to McKee, TX ..................                  252.2                100%                    17,500
Dixon, TX to McKee, TX ...........................                   44.2                100%                    85,000
Hooker, OK  to Clawson, TX(2) ....................                   30.8                 50%                    22,000(2)
Clawson, TX to McKee, TX .........................                   40.7                100%                    36,000
Corpus Christi, TX to Three Rivers, TX ...........                   69.7                100%                   120,000
Ringgold, TX to Wasson, OK .......................                   44.2                100%                    90,000
Healdton, OK to Ringling, OK .....................                    3.5                100%                    52,000
Wasson, OK to Ardmore, OK ........................                   24.5(3)             100%                    90,000(3)

----------

(1)      Length not adjusted for ownership interest.

(2) The Operating Partnership owns 50% of the pipeline. However the Operating Partnership receives a split tariff with respect to 100% of the barrels transported on the pipeline. The throughput capacity given is for 100% of the pipeline.

(3) Represents combined length and throughput capacity of two parallel pipelines.

                                                                       EXHIBIT B


                            REFINED PRODUCT PIPELINES


                                                                            OWNERSHIP
                                                                           INTEREST OF
                                                                            OPERATING           THROUGHPUT
                                                           LENGTH         PARTNERSHIP AND        CAPACITY
             ORIGIN AND DESTINATION                      (MILES)(1)        SUBSIDIARIES      (BARRELS/DAY)(2)
             ----------------------                      ----------       ---------------    ----------------
McKee, TX to El Paso, TX ....................              407.7              66.67%             40,000
McKee, TX to Colorado Springs, CO ...........              256.4                100%             52,000
Colorado Springs, CO to Airport .............                1.7                100%             12,000
Colorado Springs, CO to Denver, CO ..........              100.6                100%             32,000
McKee, TX to Denver, CO (Phillips) ..........              321.1                 30%             12,450
McKee, TX to Amarillo, TX (6") ..............               49.1                100%             51,000(3)
McKee, TX to Amarillo, TX (8") ..............               49.1                100%                   (3)
Amarillo, TX to Abernathy, TX ...............              102.1               38.7%              9,288
Amarillo, TX to Albuquerque, NM .............              292.7                 50%             16,083
McKee, TX to Skellytown, TX .................               52.8                100%             52,000
Skellytown, TX to Mont Belvieu, TX (4) ......              571.2                 50%             26,000
Three Rivers, TX to San Antonio, TX .........               81.1                100%             33,600
Three Rivers, TX to Laredo, TX ..............               98.1                100%             16,800
Three Rivers, TX to Corpus Christi, TX ......               71.6                100%             15,000
Three Rivers, TX to Pettus, TX (8") .........               28.8                100%             15,000
Three Rivers, TX to Pettus, TX (12") ........               28.8                100%             24,000
Ardmore, OK to Wynnewood, OK ................               31.1                100%             90,000
El Paso, TX to Kinder Morgan ................               12.1              66.67%             40,000
Amarillo, TX to Albuquerque, NM(5) ..........              263.6                 50%                   (5)

----------

(1)      Length not adjusted for ownership interest.

(2)      Throughput capacity adjusted for relative ownership interest.

(3) Throughput capacity shown for 6" pipeline is combined throughput capacity for 6" and 8".

(4) Pipeline is owned 100% by Skelly-Belvieu Pipeline Company, L.L.C. of which Operating Partnership owns 50%. Throughput capacity given is for 50% of pipeline.

(5)      Pipeline is currently idle.

                                                                       EXHIBIT C


                          REFINED PRODUCTS TERMINALS(1)



                                                  NUMBER
                                     CAPACITY       OF
LOCATION                             (BARRELS)     TANKS
--------                             ---------    ------
Abernathy, TX....................     172,000        13
Amarillo, TX.....................     271,000        15
Albuquerque, NM..................     193,000        10
Denver, CO.......................     111,000        10
Colorado Springs, CO.............     324,000         8
El Paso, TX(1)...................     346,684        22
Corpus Christi, TX...............     372,000        16
San Antonio, TX..................     221,000        10
Laredo, TX.......................     203,000         6
Harlingen, TX....................     314,000         7

----------

(1) All terminals owned 100% by the Operating Partnership other than El Paso terminal of which the Operating Partnership owns 66.67%. Capacity shown for the El Paso terminal is adjusted for relative ownership interest.



                                       C-1